UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

September 27, 2005

Date of report (Date of earliest event reported)

ASCONI CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-23712	91-1395124
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

2200 Winter Springs Blvd, Suite 106-130, Oviedo, Florida 32765

(Address of principal executive offices, including zip code)

(407) 245 7379

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 27, 2005, Asconi Corporation (the “Company”) received notice from the American Stock Exchange (“AMEX”) that the Company no longer complies with AMEX’s continued listing standards due to its failure to file the quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2005, as set forth in Section 1003(d) of the AMEX Company Guide, and that its securities are, therefore, subject to being de-listed from the AMEX. The foregoing determination by the AMEX staff was made subsequent to the Company’s filing of its plan of compliance with the AMEX continued listing requirements.

According to the AMEX notice, the Company must appeal by October 4, 2005, or the AMEX staff determination will become final. AMEX staff will suspend trading in the Company’s securities and submit an application to the SEC to strike the Company’s common stock from listing and registration on the AMEX in accordance with the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

The Company plans to appeal this determination by the AMEX staff and to request a hearing before an AMEX panel. The time and place of such a hearing will be determined by the Panel. There can be no assurance that the AMEX Panel would grant a relief sought by the Company or, even if it does, the Company will be able to implement its plan of compliance consistent with the relief sought. If the Panel does not grant the relief sought by the Company, its securities could be de-listed from the AMEX and may continue to be quoted in the Pink Sheets. The Company may also seek quotation of its securities on the OTC Bulletin Board when it regains currency in the public reporting.

The Company disclosed its previous AMEX notice and circumstances relating to current listing deficiency in its Current Report on Form 8-K filed with the SEC on August 30, 2005.

Section 8 - Other Events

Item 8.01 Other Events

On October 3, 2005, the Company distributed a press release announcing the foregoing events. A copy of this press release is attached as Exhibit 99.1 hereto. The reader is advised to read this press release in its entirety.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

99.1 Press release of Asconi Corporation dated October 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asconi Corporation

Date: October 3, 2005	By:	/s/ Nicolae Shterbets
Nicolae Shterbets
President and CEO